FIRST AMENDED AND RESTATED
WORLD ACCEPTANCE CORPORATION
BOARD OF DIRECTORS
2005 DEFERRED COMPENSATION PLAN
(November, 2007)

PURPOSE

The purpose of this 2005 Deferred Compensation Plan ("Plan") is to recognize the value to the Company of the services rendered by Eligible Directors covered by the Plan and to encourage and assure their continued service with the Company by making more adequate provisions for their future retirement security. This Plan is intended to comply with the requirements of Code Section 409A and the regulations and other guidance issued thereunder, as in effect from time to time. To the extent a provision of the Plan is contrary to or fails to address the requirements of Code Section 409A and related treasury regulations, the Plan shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable treasury regulations until the Plan is appropriately amended to comply with such requirements.

The Company also maintains for the benefit of certain Eligible Directors the World Acceptance Corporation Board of Directors Deferred Compensation Plan authorized by its Board of Directors on October 20, 1999, ("Prior Plan"). In response to the enactment of Code Section 409A, the Prior Plan was frozen as of December 31, 2004 so that the benefits payable under the Prior Plan are limited to those benefits, including earnings accrued after December 31, 2004, that are not subject to Code Section 409A because they were earned and vested as of December 31, 2004 (i.e., they are "grandfathered" within the meaning of Treasury Regulations Section 409A-6(a)(3)(ii) and (iv).

Accordingly, one of the purposes of this Plan is to continue to provide benefits to Participants that would have been payable under the Prior Plan had the Prior Plan not been frozen, subject to such changes as are required because the "non-grandfathered" benefits payable under this Plan are subject to Code Section 409A. The benefits provided under this Plan include all amounts deferred on and after January 1, 2005.

This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. This Plan is a top hat plan within the meaning of Section 201(2), 201(a)(3), and 401(a)(1) of ERISA. As such, this Plan is subject to limited ERISA reporting and disclosure requirements, and is exempt from all other ERISA requirements. Distributions required or contemplated by this Plan or actions required to be taken under this Plan shall not be construed as creating a trust or any kind of a fiduciary relationship between the Company and any Participant, any Participant's designated Beneficiary, or any other person.

ARTICLE I
TITLE AND EFFECTIVE DATE

1.1 Title. This Plan shall be known as the World Acceptance Corporation Board of Directors 2005 Deferred Compensation Plan ("Plan").

1.2 Effective Date. The effective date of this Plan is January 1, 2005.

ARTICLE II
DEFINITIONS

2.1 Account. "Account" means those separate bookkeeping Accounts established and maintained by the Company under the Plan in the name of each Participant as required pursuant to the provisions of Article V.

2.2 Beneficiary. "Beneficiary" means the person or persons designated by a Participant to receive any benefits hereunder in the event of the death of the Participant, or in the absence of such a designated Beneficiary, the Participant's estate.

2.3 Board. "Board" means the Board of Directors of the Company.

2.4 Change in Control. "Change in Control" means a "change in control event" as defined in Treasury Regulation Section 1.409A-3(i)(5).

2.5 Code. "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

2.6 Committee. "Committee" means the Committee charged with managing and administrating the Plan and the individual Participant Enrollment and Election Forms in accordance with Articles VIII and IX hereof.

2.7 Company. "Company" means World Acceptance Corporation, or any successor company as a result of merger, consolidation, liquidation, transfer of assets, or other reorganization.

2.8 Compensation. "Compensation" means payment for services provided by an Eligible Director to the Company in the form of retainer fees, meeting fees, or other such fees, which would otherwise be paid in cash.

2.9 Deferred Stock Unit. "Deferred Stock Unit" means a phantom stock unit having value at any time equivalent to the Fair Market Value Per Share of the Company's common stock, no par value.

2.10 Dividend Date. "Dividend Date" means each date, if any, on which cash or other dividends are paid on the Company's common stock.

2.11  Eligible Director. "Eligible Director" means a person not employed by the Company, but who is a member of the Board and receives Compensation.

2.12  Fair Market Value Per Share. "Fair Market Value Per Share" means on any date the average of the closing sales prices per share for the Company's common stock, no par value, over the preceding twenty (20) days on which common stocks are traded on the NASDAQ Stock Market.

2.13  Nonqualified Deferred Compensation. "Nonqualified Deferred Compensation" means Compensation that is due to be earned and which would otherwise be paid to a Participant, which the Participant elects to defer under the Plan, and which is credited to an Account on behalf of a Participant.

2.14  Participant. "Participant" means any Eligible Director who is or may become (or whose beneficiaries may become) eligible to receive a benefit under the Plan by executing a valid Participant Enrollment and Election Form.

2.15  Participant Enrollment and Election Form. "Participant Enrollment and Election Form" means the form on which an Eligible Director elects, prior to the period in which services are to be performed, to defer Compensation hereunder.

2.16  Plan. "Plan" means the World Acceptance Corporation Board of Directors 2005 Deferred Compensation Plan.

2.17  Plan Year. "Plan Year" means the calendar year.

ARTICLE III
ELIGIBILITY AND PARTICIPATION

3.1 Eligibility Requirements. In order to be eligible for participation in the Plan, a Participant must be an Eligible Director. Participation in the Plan is voluntary. In order to participate, an otherwise Eligible Director must execute a valid Participant Enrollment and Election Form in such manner as the Committee may require.

ARTICLE IV
DEFERRAL OF COMPENSATION

4.1 Nonqualified Deferral Elections. A Participant may elect to defer all or any part of his Compensation during any Plan Year by use of a Participant Enrollment and Election Form submitted to the Committee no later than the last day of the last month immediately preceding such Plan Year. Once made, a deferral election for any Plan Year shall be irrevocable for such Plan Year.

A Participant may change the amount of his deferred Compensation by delivering to the Committee prior to the beginning of any subsequent Plan Year a new Participant Enrollment and Election Form, with such change being first effective for Compensation to be earned in such subsequent Plan Year. Once made, an election shall continue until changed by a Participant on a new Participant Enrollment and Election Form delivered to the Committee.

4.2 Failure to Elect. A Participant failing to return a completed Participant Enrollment and Election Form to the Committee on or before the specified due date for any Plan Year shall be deemed to have elected not to defer receipt of his Compensation with respect to such Plan Year.

ARTICLE V
PLAN ACCOUNTS

5.1 Establishment of Accounts. There shall be established and maintained by the Company separate Accounts in the name of each Participant to which the Company shall credit the amount of Compensation deferred by the Participant under the Plan. For each Plan Year, the amount of Compensation credited to a Participant's Account shall equal the amount elected by the Participant on the Participant Enrollment and Election Form that is effective for that Plan Year. The Company shall credit the deferred amount of Compensation to the Participant's Account at the time the amount would otherwise have been paid.

ARTICLE VI
ALLOCATION OF FUNDS

6.1 Account Earnings. Unless a Participant elects otherwise, each Account shall also be credited periodically with interest as set forth below.

6.2  Interest Credit. Interest will be calculated during each Plan Year on the outstanding balance of each Account at a per annum rate equal to the prime rate as announced by the Harris Trust and Savings Bank for the applicable Plan Year. Interest will be credited to each Account on the last day of each Plan Year.

6.3  Deferred Stock Credit. If a Participant elects otherwise, such Participant may allocate all or a portion of his Compensation into Deferred Stock Units, and the Company will credit his Account with that number of Deferred Stock Units equal to the deferred Compensation (or portion thereof) of such Participant, divided by the Fair Market Value Per Share on the date such Compensation would have otherwise been paid. The value of any Deferred Stock Units in a Participant's Account will fluctuate based on changes from time to time in the Fair Market Value Per Share.

If at any time any Deferred Stock Units are maintained in a Participant's Account, there shall be credited to such Account additional Deferred Stock Units on each Dividend Date. The number of such additional Deferred Stock Units shall be determined by (i) multiplying the total number of Deferred Stock Units (including fractional Deferred Stock Units) in the Account immediately prior to the Dividend Date by the amount of the dividend per share to be payable on such Dividend Date and (ii) dividing the product by the Fair Market Value Per Share on the Dividend Date. In the case of dividends payable on the Company's common stock other than in cash, the amount of the dividend per share shall be based on the fair market value of the property at the time of distribution of the dividend, as determined by the Committee.

In the event of any change in the outstanding shares of common stock of the Company upon which the stock equivalency hereunder is based, by reason of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, or any other change in corporate structure, or in the event any dividend is paid in common shares of Company stock or other property, the number of Deferred Stock Units credited to an Account shall be equitably adjusted in such manner as the Committee shall determine to be fair under the circumstances.

ARTICLE VII
PAYMENT OF BENEFITS

7.1 Payment of Benefits. All benefits payable under this Plan will be payable in cash. Except as otherwise provided herein, the benefits payable under this Plan on account of a Participant's termination of Board membership for any reason shall be paid to the Participant, or in the event of death, to the Participant's Beneficiary, in a cash lump sum no later than 60 days after termination of Board membership. To the extent that any Deferred Stock Units are in a Participant's Account at a time when benefits would otherwise be payable under this Plan, the cash benefit represented by such Deferred Stock Units shall be equal to the number of Deferred Stock Units in such Account multiplied by the Fair Market Value Per Share on the date of termination of Board membership or such other event requiring payment of benefits (including without limitation the occurrence of a Change in Control). The Participant may elect to change the time of payment, or to change the form of payments from a lump sum to payments in equal annual installments over a five- year period, together with interest on unpaid amounts at the rate set forth in Section 6.2, by filing a Participant Enrollment and Election Form with the Committee at least twelve (12) months prior to termination of Board service, provided, that the initial payment with respect to such election must be deferred for a period of at least five (5) years from the date such payment would otherwise have been made.

7.2 Beneficiary Designation. Each Participant may, from time to time, by signing a form approved by the Committee, designate any legal or natural person or persons (who may be designated contingently or successively) to whom payments are to be made if the Participant dies before receiving payment of all amounts due hereunder. A Beneficiary designation form will be effective only after the signed form is filed with the Committee while the Participant is alive and will cancel all beneficiary designation forms signed and filed earlier. If the Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries of the Participant die before the Participant or before complete payment of all amounts due hereunder, the Company shall pay the unpaid amounts to the legal representative of the estate of the last to die of the Participant and the Participant's designated Beneficiary.

7.3 Change in Control. In the event of a Change in Control, all benefits payable under this Plan shall be paid to the Participant as provided in Section 7.1 above within 60 days after the occurrence of such Change in Control.

ARTICLE VIII
COMMITTEE

8.1 Membership of the Committee. The Committee shall consist of at least three people designated and appointed from time to time by the Board. Any member of the Committee may resign by notice in writing and filed with the Secretary of the Committee. Vacancies shall be filled promptly by the Board.

8.2 Duties of the Committee. The Company is the named fiduciary of the Plan. The Committee, acting on behalf of the Company, shall adopt, administer, construe, and interpret this Plan and shall determine the amount, if any, due a Participant (or his Beneficiary) under this Plan. No member of the Committee shall be liable for any act done or determination made in good faith. In carrying out its duties herein, the Committee shall have discretionary authority to exercise all powers and to make all determinations, consistent with the terms of the Plan, in all matters entrusted to it, and its determinations shall be given deference and shall be final and binding on all interested parties.

ARTICLE IX
ADMINISTRATION

9.1 Administrative Authority. Except as otherwise specifically provided herein, the Committee shall have the sole responsibility for and the sole control of the operation and administration of the Plan, and shall have the power and authority to take all actions and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty, and responsibility to:

(a) Resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of Participants and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies, or omissions in the Plan.

(b) Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.

(c) Implement the Plan in accordance with its terms and the rules and regulations adopted as above.

(d) Make determinations concerning the crediting and distribution of Plan Accounts.

(e) Appoint any persons or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Committee shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon the advice or opinion of such firms or persons. The Committee shall have the power and authority to delegate from time to time by written instrument all or any part of its duties, powers, or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person or committee, and in the same manner to revoke any such delegation of duties, powers, or responsibilities. Any action of such person or committee in the exercise of such delegated duties, powers, or responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Committee. Further, the Committee may authorize one or more persons to execute any certificate or document on behalf of the Committee, in which event any person notified by the Committee of such authorization shall be entitled to accept and conclusively rely upon any such certificate or document executed by such person as representing action by the Committee until such third person shall have been notified of the revocation of such authority.

9.2 Uniformity of Discretionary Acts. Whenever in the administration or operation of the Plan discretionary actions by the Committee are required or permitted, such actions shall be consistently and uniformly applied to all persons similarly situated, and no such action shall be taken that will discriminate in favor of any particular person or group of persons.

9.3 Litigation. Except as may be otherwise required by law, in any action or judicial proceeding affecting the Plan, no Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.

9.4 Payment of Administration Expenses. All reasonable expenses incurred in the administration and operation of the Plan, including any taxes payable by the Company in respect of the Plan, shall be paid by the Company.

9.5 Liability of Committee, Indemnification. To the extent permitted by law, the Committee shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to its own bad faith or willful misconduct.

9.6 Expenses. The cost of the establishment of the Plan and the adoption of the Plan by Company, including but not limited to legal and accounting fees, shall be borne by Company.

9.7 Taxes. All amounts payable hereunder shall be reduced by any and all Federal, state, and local taxes imposed upon a Participant or his Beneficiary, which are required to be paid or withheld by Company. Any determination by the Company regarding applicable income tax withholding requirements shall be final and binding on the Participant.

ARTICLE X
MISCELLANEOUS

10.1  Alienation of Benefits. Benefits payable under this Plan shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to alienate, sell or otherwise transfer or dispose of any interest shall be void.

10.2 General Creditor Status. Each Participant shall be regarded as a general unsecured creditor of the Company with respect to any rights derived by the Participant from the existence of this Plan or any benefit due him. A Participant's benefits under this Plan are unfunded. No Participant shall have any rights as a shareholder of the Company as a result of participation in this Plan.

10.3 Governing Law. The provisions of this Plan and the rights of the parties hereunder shall be interpreted and construed in accordance with the laws of the State of South Carolina.

10.4 Binding On Successors. In the event that the Company is merged or consolidated with another entity or in the event that substantially all the assets of the Company are sold or transferred to another entity, the provisions of the Plan shall be binding upon and shall inure to the benefit of the continuing entity in such merger or consolidation or the entity to which such assets are sold or transferred.

10.5 No Guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Company and any Participant.

10.6 Construction. The masculine gender when used herein shall be deemed to include the feminine gender, and the singular may include the plural unless the context clearly indicates to the contrary.

10.7 Acceleration of Payment. The time or schedule of payment of a benefit hereunder may be accelerated upon such events and conditions as the IRS may permit in generally applicable published regulatory or other guidance under Code Section 409A, including, without limitation, payment to a person other than the Participant to the extent necessary to fulfill the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)), payment of FICA tax and income tax on wages imposed on any amounts under this Plan, or payment of the amount required to be included in income for the Participant as a result of failure of the Plan at any time to meet the requirements of Code Section 409A with respect to the Participant.

10.8 Delay of Payment. The Company may delay payment of a benefit hereunder upon such events and conditions as the IRS may permit in generally applicable published regulatory or other guidance under Code Section 409A, including, without limitation, payments that the Company reasonably anticipates will violate Federal securities laws or other applicable law provided that any such delayed payment will be made at the earliest date at which the Company reasonably anticipates that the making of the payment would not cause such a violation.

ARTICLE XI
AMENDMENT AND TERMINATION OF THE PLAN

11.1 Amendment. The Committee reserves the right at any time and from time to time to modify or amend, in whole or in part, any or all of the provisions of the Plan, provided that no modification or amendment shall be made that will affect adversely any right or obligation of any Participant with respect to a Participant's Account. Notwithstanding the foregoing, any modification or amendment of the Plan may be made, retroactively if necessary, which the Committee deems necessary or proper to bring the Plan into conformity with any law or governmental regulation relating to the Plan. No amendment to this Plan shall decrease a Participant's Account balance.

11.2 Termination. The Company may terminate the Plan for any reason at any time. The Company has established the Plan with the bona fide intention and expectation that the Plan will continue indefinitely, but the Company shall be under no obligation to maintain the Plan for any given length of time and may, in its sole discretion, terminate the Plan at any time without any liability whatsoever. In the case of termination of the Plan, the amounts in Participant's Account will be paid within a reasonable time after such termination if and to the extent permitted under Code Section 409A and the regulations thereunder.

Notwithstanding anything to the contrary herein, the Company shall have the right to terminate this Plan and to accelerate the payment of benefits under the Plan in accordance with Code Section 409A and related treasury regulations and other guidance issued under Section 409A in accordance with one of the following:

(1) the termination of the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A), as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(A); or

(2) the termination of the Plan within the thirty (30) days preceding or the twelve (12) months following a "change in control" (within the Treasury Regulation Section 1.409A-3(i)(5)) provided that all substantially similar arrangements are also terminated, as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(B); or

(3) the termination of the Plan, provided that the termination does not occur proximate to a downturn in the financial health of the Company, all arrangements that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) are terminated, no payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the Plan termination, all payments are made within twenty-four (24) months of Plan termination, and no new arrangement that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) is adopted within three (3) years following the Plan termination, as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(C); or

(4) such other events and conditions as the IRS may prescribe in generally applicable published or regulatory guidance under Code Section 409A.

11.3 Notice of Amendment or Termination. Notice of every such amendment or termination shall be given in writing to each Participant and Beneficiary of a deceased Participant.

ARTICLE XII
CLAIMS PROCEDURE

12.1 Claim. A person with an interest in the Plan shall have the right to file a claim for benefits under the Plan and to appeal any denial of a claim for benefits. Any request for a Plan benefit or to clarify the claimant's right to future benefits under the terms of the Plan shall be considered to be a claim.

12.2  Written Claim. A claim for benefits will be considered as having been made when submitted in writing by the claimant to the Company. No particular form is required for the claim, but the written claim must identify the name of the claimant and describe generally the benefit to which the claimant believes he or she is entitled. The claim may be delivered personally during normal business hours or mailed to the Company.

12.3  Claim Determination. The Committee, acting on behalf of the Company, will determine whether, or to what extent, the claim may be allowed or denied under the terms of the Plan. If the claim is wholly or partially denied, the claimant shall be so informed by written notice within 90 days after the day the claim is submitted unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. Such extension may not exceed an additional 90 days from the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the final decision.

12.4 Notice of Determination. The notice informing the claimant that his or her claim has been wholly or partially denied shall be written in a manner calculated to be understood by the claimant and shall include:

(1) The specific reason(s) for the denial.

(2) Specific reference to pertinent Plan provisions on which the denial is based.

(3) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary.

(4) Appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review.

12.5 Appeal. If the claim is wholly or partially denied, the claimant (or his or her authorized representative) may file an appeal of the denied claim with the Committee requesting that the claim be reviewed. The Committee shall conduct a full and fair review of each appealed claim and its denial. Unless the Committee notifies the claimant that due to the nature of the benefit and other attendant circumstances he or she is entitled to a greater period of time within which to submit his or her request for review of a denied claim, the claimant shall have 60 days after he or she (or his or her authorized representative) received written notice of denial of his or her claim within which such request must be submitted to the Committee.

12.6 Request for Review. The request for review of a denied claim must be made in writing. In connection with making such request, the claimant or his authorized representative may submit written comments, documents, records, and other information relating to the claim for benefits, and shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim. The review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

12.7  Determination of Appeal. The decision of the Committee regarding the appeal will be given to the claimant in writing no later than 60 days following receipt of the request for review. However, if special circumstances (for example, if the Committee decides to hold a hearing on the appeal) require an extension of time for processing, the decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If special circumstances require that a decision will be made beyond the initial time for furnishing the decision, written notice of the extension shall be furnished to the claimant (or his authorized representative) prior to the commencement of the extension.

12.8  Hearing. The Committee may, in its sole discretion, decide to hold a hearing if it determines that a hearing is necessary or appropriate in order to make a full and fair review of the appealed claim.

12.9  Decision. The decision on review shall include specific reasons for the decision, written in a manner calculated to by understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.

12.10  Exhaustion of Appeals. A Participant must exhaust his rights to file a claim and to request a review of the denial of his claim before bringing any civil action to recover benefits due to him under the terms of the Plan, to enforce his rights under the terms of the Plan, or to clarify his rights to future benefits under the terms of the Plan.

IN WITNESS WHEREOF, this Plan is hereby adopted this ____ day of _____________, 2007.

WORLD ACCEPTANCE CORPORATION

By:

A. Alexander McLean, III, CEO